EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT by and between Wild Oats Markets, Inc. (the "Company"), a Delaware corporation with its principal place of business at 3375 Mitchell Lane, Boulder, CO 80301, and Perry D. Odak of Brockie Mansion, 900 Brockie Lane, York, Pennsylvania 17403 (the "Executive"), dated March 6, 2001.


         WHEREAS, the Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company; and

         WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to retain the Executive as its Chief Executive Officer and President and the Executive wishes to accept such retention;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

         1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers and the Executive hereby accepts employment as the Chief Executive Officer and President of the Company, commencing on March 19, 2001 (the "Effective Date").


         2. Term. Subject to earlier termination as hereinafter provided, the Executive's retention under this Agreement shall be for a term of five years commencing on the Effective Date. The term of this Agreement, as from time to time extended or renewed, is hereinafter referred to as "the Term of this Agreement" or "the Term hereof." This Agreement shall continue on a year-to-year basis beyond the end of the fifth year (or a later year if this Agreement has renewed), unless the Company notifies the Executive in writing not less than nine (9) months prior to the end of the fifth year (or applicable later year) that the Company does not wish to renew the Agreement. The Company's decision not to renew this Agreement shall not be treated as a termination of the Executive by the Company for purposes of this Agreement.

         3.       Capacity and Performance.

         (a) During the Term hereof, the Executive shall serve the Company as its Chief Executive Officer and President.

         (b) During the Term hereof, the Executive shall serve the Company on a full-time basis and shall have the leadership of and be responsible to the Board of Directors for all operations of the Company and shall have all powers and duties consistent with such position, in accordance with the Bylaws of the Company. It is understood that for the Term hereof, the Executive shall also have certain authorities and obligations designated by the Board of Directors and set forth in Exhibit A to this Agreement (the "Statement of Authority"). The Statement of Authority is incorporated herein by reference and shall remain in effect unless modified or terminated by mutual written agreement during the Term hereof.

         (c) During the Term hereof, the Executive shall devote his full business time (other than vacations) and his best efforts, business judgment, skill and knowledge exclusively (except as provided below) to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, governmental position or as a director of any other business or organization during the Term of this Agreement, except as may be approved by a committee of the Board consisting of three outside directors. The Company encourages participation by the Executive in community and charitable activities, but said committee shall have the right to approve or disapprove the Executive's participation in such activities if, in the judgment of said committee, such participation may conflict with the Company's interests or with the Executive's duties or responsibilities or the time required for the discharge of those duties and responsibilities. The Executive has previously delivered a letter containing a true and correct list of all directorships or other participation in committees, consulting or other business activities which the Executive has or intends to maintain during the Term, which have been approved by said committee of the Board.

         (d) The Executive shall be appointed to the Board of Directors by the present Board of Directors as soon as practicable. The Company agrees to propose and recommend to the shareholders of the Company at each appropriate Annual Meeting of such shareholders during the Term hereof the election or re-election of the Executive as a member of the Board. The Executive shall also lead the effort on behalf of the Company to identify candidates to fill any vacancies on the Board of Directors.

         4. Payments and Benefits. As payment for all services performed by the Executive under and during the Term hereof and subject to performance of the Executive's duties and the obligations pursuant to this Agreement:

         (a) Base Amount. During the Term hereof, the Company shall pay the Executive a base amount at the rate of Five Hundred Thousand Dollars ($500,000) per annum, payable in accordance with the Company's regular payroll practice, subject to increase from time to time by the Board, in its sole discretion. Such base amount, as from time to time in effect, is hereinafter referred to as the "Base Amount. The Base Amount shall be reviewed at least annually by the Company's Compensation Committee.

         (b) Incentive Compensation. In addition to the Base Amount, the Company shall pay the Executive as incentive compensation ("Incentive Compensation") in respect of each fiscal year (or portion thereof) of the Company during the Term hereof, an amount determined in accordance with any bonus or short term incentive compensation program (which may be based upon achieving certain specified performance criteria) which may be established by the Board either for Executive or for senior management. The determination as to the amounts of any awards available to the Executive under these programs shall be reviewed at least annually by the Company's Compensation Committee to ensure that such amounts are competitive with awards granted to similarly situated executives of publicly held companies comparable to the Company. The amount of Incentive Compensation to be paid by the Company to the Executive for the first twelve
(12) months of service during the Term hereof shall not be less than Two Hundred Fifty Thousand Dollars ($250,000), which amount shall be paid only if the Executive remains in the continuous employment of the Company throughout such twelve (12) month period or is terminated by the Company other than for Cause (or he terminates for Good Reason) during such period.

         The Company shall consider whether to pay a pro rata portion of any Incentive Bonus otherwise payable to the Executive for a fiscal year if the Executive's employment is terminated by reason of death or disability or by the Company other than for Cause during such fiscal year. The Executive shall consider in good faith waiving all or a portion of the Incentive Compensation otherwise payable to him for the first twelve (12) months of service to the extent that the Company incurs a loss in connection with its obligation to arrange for the purchase of the Executive's house under Section 4(h) of this Agreement.

         (c)      Restricted Stock.

         (1) The Executive shall be given the opportunity to purchase from the Company on the date hereof that number of shares of the Company's Common Stock, par value $0.001 per share ("Stock"), equal to five percent (5%) of the number of shares of Common Stock outstanding (on a fully diluted basis) upon the date of purchase (after taking into account the shares sold to the Executive), at a per share price equal to the closing market price on NASDAQ on the effective date of the purchase. The purchase by the Executive shall be financed by the Company and evidenced by a full recourse promissory note of the Executive in favor of the Company. The purchase of the shares, including the financing, shall be in accordance with and subject to the terms and conditions set forth in a Restricted Stock Purchase Agreement (the "Purchase Agreement") by and between the Executive and the Company, substantially in the form (including the exhibits thereto) attached to this Agreement as Exhibit B.


         (2) For purposes of this Agreement, the calculation of the number of shares of Stock outstanding on a "fully diluted basis" shall be made by assuming that shares of Stock subject to options having an exercise price of $12 or less are outstanding, and that shares of Stock subject to options having an exercise price of more than $12 are not outstanding.

         (3) The terms of the Purchase Agreement shall control in the event of any ambiguity between the Purchase Agreement and this Agreement.


         (d) Stock Options. If, by reason of the issuance by the Company of additional shares of Stock pursuant to a capital raising transaction at any time or times during the two hundred seventy (270) day period following the date of this Agreement, the number of Shares purchased by the Executive pursuant to the Purchase Agreement represents less than five percent (5%) of the sum of (i) the number of shares of Stock outstanding (on a fully diluted basis) upon the date of the Executive's purchase (after taking into account the shares sold to the Executive) plus (ii) the number of shares issued pursuant to such capital raising transaction, the Company shall automatically grant to the Executive, on the date of issuance of the Stock in the capital raising transaction (provided he has become an employee and remained in the continuous employment of the Company), options to acquire such additional number of shares of Stock sufficient to maintain the Executive's percentage interest as of such date (if such options were exercised) at five percent (5%) of the sum of (i) and (ii) plus the number of shares subject to such options; provided, however, that the Executive shall not be granted options to acquire more than 300,000 shares in the aggregate pursuant to this provision. For purposes of this Subsection (d), a capital raising transaction does not include issuances of Stock or options to acquire Stock to employees or other service providers in connection with the performance of services. Any options granted pursuant to this provision shall be subject to the terms of the Company's Equity Incentive Plan and an incentive stock option agreement to be entered into between the Company and the Executive pursuant thereto, the terms of which shall control, provided they are consistent with the following provisions of this Subsection (d). Such agreement shall provide that the options have an exercise price equal to their fair market value at the date of grant (as determined under the Equity Incentive Plan) and a term of ten years, and become vested and exercisable over four years at the rate of 2.0833% per month following the date of grant provided the Executive has remained in the continuous employment of the Company pursuant to this Agreement. The vesting and exercisability of the options shall be subject to acceleration under the same conditions that apply to the vesting of the Restricted Shares. Any unexercised options shall terminate upon the Executive's termination of employment for any reason; provided, however, that any options that are vested and exercisable upon the Executive's termination shall remain exercisable for ninety (90) days if termination is by the Company other than for Cause or by the Executive for Good Reason, or for twelve (12) months if the Employee's termination is by reason of death or disability (but not longer than the remaining term of the option). The other terms of the options shall be no less advantageous to the Executive than currently in place for executive employees generally.

         (e) Supplemental Bonus. Provided the Executive has remained in the continuous employment of the Company pursuant to this Agreement, the Executive shall become entitled to (and shall vest in the right to receive) a cash bonus if (i) the fair market value of the Stock, as measured by the closing stock price on NASDAQ for the preceding 120 consecutive trading days, shall equal at least $30 per share during the Term hereof, or (ii) a Change in Control of the Company occurs during the Term hereof and the fair market value of the Stock, as measured by the closing stock price on NASDAQ immediately prior to the Change in Control, shall equal at least $20 per share. The amount of the cash bonus shall equal $ 9,221,955.82, plus an amount equal to the interest that would accrue thereon from the date hereof to the date of payment, at 7.5% per annum, compounded semi-annually. The cash bonus shall be paid by the Company as soon as reasonably practicable following the occurrence of the event described in clause
(i) or (ii) of this Subsection (e). The Company shall make appropriate adjustments to the per share prices referred to in this Subsection (e) and the number and exercise price of option shares referred to in Subsection (d) above to reflect any stock dividend, extraordinary dividend payable in a form other than stock, spin-off, stock split, reverse stock split, recapitalization, or similar transaction affecting the Company's outstanding securities that is effected without receipt of consideration.

         (f) Employee Benefit Plans. During the Term hereof, Executive (and his family) shall be entitled to participate in the Company's welfare and retirement plans, including the Company's group health, life, disability, and 401(k) plan, from time to time in effect for executives of the Company generally, except to the extent such plans are profit sharing or bonus plans or stock plans or are in a category of benefit otherwise provided to the Executive under this Agreement. The Executive shall also be entitled to defer up to $30,000 of salary and/or incentive compensation otherwise payable to the Executive for the calendar year 2001, in accordance with and subject to the terms of the Company's Deferred Compensation Plan. The Company may amend, terminate or add to its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate.

         (g) Business Expenses. The Company shall pay or reimburse the Executive for all reasonable business expenses of the Executive incurred during the Term hereof in the performance of his duties and responsibilities hereunder, including reasonable expenses relating to his transportation between the Company's headquarters in Colorado and a temporary office to be maintained by the Executive in Pennsylvania, subject to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive shall be entitled to the use of an automobile (and operating expenses) on terms to be mutually agreed upon between the Executive and the Compensation Committee of the Board of Directors.

         (h) Relocation. The Company shall reimburse the Executive for the reasonable costs incurred by him in relocating to a home in Colorado (not to exceed $25,000). The Company shall assist the Executive in arranging for the sale of his residence in York, Pennsylvania. The Executive agrees to provide the Company with all consents, disclosures, representations and authorizations reasonably required to enable the Company to arrange for the sale of the residence on the Executive's behalf, to list the residence for sale for an amount not in excess of 110% of its appraised value (determined as provided below), and to otherwise cooperate with the Company to facilitate the sale of the residence. In the event that a sale of the Executive's residence to a third party is not completed with four (4) months after the Effective Date, the Company (or a third party retained by the Company) shall offer to purchase the Executive's residence for an amount equal to the fair market value of the residence as of the Effective Date, or, if less, the fair market value of the house as of the date thirty days prior to the date upon which the Company is obligated to purchase the house pursuant to this provision. In each case, fair market value shall be determined on the basis of an independent appraisal obtained by the Company. However, if the Executive obtains an independent appraisal from a party reasonably acceptable to the Company that is within 5% of the appraised amount obtained by the Company, the fair market value shall be deemed to equal the average of the two amounts. If the Executive's appraised amount exceeds the Company's appraised amount by more than 5%, the Company shall obtain a third appraisal from a party reasonably acceptable to the Executive, and the fair market value shall be deemed the average of the three appraised amounts.

         (i) Legal Fees. The Company shall reimburse the Executive for reasonable legal fees incurred by the Executive in the negotiation and execution of this Agreement.

         (j) Signing Bonus. The Company shall pay the Executive a one-time signing bonus of $20,000 following the Effective Date of the Agreement.

         5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive's employment hereunder shall terminate prior to the expiration of the Term hereof under the following circumstances:

         (a) Death. In the event of the Executive's death during the Term hereof, the Company shall pay to the Executive's designated beneficiary or, if no beneficiary has been designated by the Executive, to his estate, any earned and unpaid Base Amount that is earned but unpaid, and reimbursement of business expenses accrued prior to the date of death.

         (b)      Disability.

         (1) The Company may terminate the Executive's employment hereunder, upon thirty (30) days written notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for ninety (90) consecutive days during any period of three hundred and sixty-five (365) consecutive calendar days.

         (2) The Board may designate another employee to act in the Executive's place during any period of the Executive's disability prior to termination as provided in Section 5(b)(1) above. Notwithstanding any such designation, the Executive shall continue to receive from the Company (or under the Company's disability plan) the Base Amount in accordance with Section 4(a) and benefits in accordance with the other provisions of Section 4, to the extent permitted by the then-current terms of the applicable benefit plans until the termination of his employment.


         (3) The Executive shall be entitled to participate in the Company's long-term disability plan during the Term hereof, to the same extent as other employees. No finding of disability under this Section 5(b) shall be made in respect of any cause or condition which has not been approved as a full disability under the applicable plan (or, prior to the Executive's participation, would not be approved as a full disability thereunder).

         (4) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company, to whom the Executive or his duly appointed guardian has no reasonable objection, to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company's determination of the issue shall be binding on the Executive.

         (c)      By the Company for Cause.

         (1) The Company may terminate the Executive's employment hereunder for Cause ("Cause") any time upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall each constitute Cause for termination:


          (i) a material breach of this Agreement by Executive (not otherwise listed in (ii) through (ix) below, for which no cure period shall be provided unless otherwise specified) which is not cured within thirty
          (30) days after written notice to Executive from the Compensation Committee;


          (ii) Executive's willful and repeated failure to comply with the lawful directives of the Board or the Company's Certificate of Incorporation or By-laws;

          (iii) gross negligence or willful misconduct by Executive in the performance of his duties hereunder;

          (iv) the commission by Executive of an act (including, but not limited to, a felony or a crime involving moral turpitude) causing material harm to the standing and reputation of the Company or its Subsidiaries, as determined in good faith by the Board;

          (v) misappropriation, breach of trust or fraudulent conduct by Executive with respect to the assets or operations of the Company or any of its Subsidiaries;


          (vi) the use by Executive of alcohol or drugs (not including the medicinal use of drugs in accordance with the prescription of a physician to treat disease, heal or relieve pain) to an extent that, in the good faith determination of the Board, materially interferes with the performance by Executive of his responsibilities under this Agreement and which continues after notice from the Board;


          (vii) the repeated threat of Executive to cause, or the actual occurrence of, damage to the relations of the Company or any of its Subsidiaries with customers, suppliers, lenders, advisors or employees which damage is materially adverse to the business or operations of the Company or any of its Subsidiaries, and which threat is not terminated or which damage is not cured following ten (10) days written notice from the Board (provided, however, that the utilization by the Executive of the dispute resolution procedures in this Agreement shall not, by itself, constitute a violation of this provision);

          (viii) unauthorized absence from work (unless resulting from Executive's disability) which continues after notice from the Board and materially interferes with the performance by Executive of his responsibilities under this Agreement; or

          (ix) deliberate or intentional violation of applicable laws, rules or regulations relating to the Company or its business, including violation of employment discrimination or harassment laws, rules or regulations.

         (2) For purposes of Section 5(c), no act, or failure to act, shall be "willful" unless done, or omitted to be done, without reasonable belief that the action or omission was in the best interests of the Company.


         (3) Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination, and such termination shall have been approved by the vote of two-thirds of the members of the Board of Directors (not including the Executive) at a meeting of the Board (after reasonable notice to the Executive and an opportunity for him, together with counsel, to be heard before the Board of Directors) finding that, in the good faith opinion of the Board of Directors, the above standard of termination for Cause was met in such case. Effective upon a termination for Cause, the Executive shall be deemed to have resigned as a member of the Board of Directors.


         (4) Upon the giving of notice of termination of the Executive's employment hereunder for Cause following the determination of the Board under the preceding subsection (3), the Company shall have no further obligation or liability to the Executive, other than for any Base Amount earned and unpaid at the date of termination, and payments or reimbursement of business expenses accrued prior to the date of termination.


         (d) By the Company Other than for Cause. The Company may terminate the Executive's employment hereunder other than for Cause at any time upon notice to the Executive, provided that the Board of Directors determines, upon vote of two-thirds its members (not including the Executive) after consultation with the Executive and after setting forth the reasons for the Board's actions, that retention of the Executive as the Chief Executive Officer would no longer be in the best interests of the Company. In the event of such termination during the first nine (9) months of the Term hereof, the Company shall continue to pay the Executive the Base Amount at the rate in effect on the date of termination for twenty-four (24) months. In the event of such termination during the last fifty-one (51) months of the Term hereof, the Company shall continue to pay the Executive the Base Amount at the rate in effect on the date of termination for thirty-six (36) months. Subject to any employee contribution applicable to the Executive on the date of termination, the Company shall continue to contribute, for the period during which the Base Amount is continued hereunder, to the cost of the Executive's participation (including his family) in the Company's group medical and hospitalization insurance plans and group life insurance plan, provided that the Executive is entitled to continue such participation under applicable law and plan terms; and provided, further, that if the Executive is not so entitled to continue, the Company shall reimburse the Executive (subject to any employee contribution applicable to the Executive on the date of termination) for the cost of obtaining such coverage. Except as otherwise required under applicable law, continuation of such participation shall terminate on the date the Executive becomes eligible to receive comparable coverage under the plans of a subsequent employer.


         (e) By the Executive for Good Reason in the Absence of Cause. The Executive may terminate his employment hereunder for Good Reason ("Good Reason"), upon notice to the Company setting forth in reasonable detail the nature of such Good Reason, and the Company's failure to remedy such matter within thirty (30) days after receipt of such notice. The following shall constitute Good Reason for termination by the Executive:

         (1) Failure of the Company to continue the Executive in the position of Chief Executive Officer;

         (2) Failure of the Company to propose or recommend the Executive, or failure by the shareholders of the Company to elect the Executive, to the Board of Directors as contemplated by Section 3(d) above;

         (3) Material diminution in the nature or scope of the Executive's responsibilities, duties or authority (including those set forth in the Statement of Authority);

         (4) Failure of the Company to provide the Executive the Base Amounts and benefits in accordance with the terms of Section 4 or to observe any other material provision of this Agreement; or

         (5)      A Change in Control of the Company.

A termination by the Executive for Good Reason, and in the absence of circumstances that would entitle the Company to terminate the Executive for Cause, shall be treated as a termination of the Executive by the Company other than for Cause, and the Company shall continue to pay or provide the Base Amount and other benefits in the same manner and to the same extent as provided under
Section 5(d) above for a termination other than for Cause.

         6.       Effect of Termination.

         (a) Except for benefits expressly continued pursuant to Section 5, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive's employment without regard to any continuation of Base Amounts to the Executive following such date of termination, and the Executive's entitlement to benefits accrued as of the date of termination of the Executive's employment for any reason shall be determined under the terms of the applicable benefit plan.

         (b) The provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including without limitation the obligations of the Executive under Sections 7, 8 and 9 hereof and all indemnifications provided for in this Agreement (including Sections 12 and 15). The obligation of the Company to make payments to or on behalf of the Executive under Sections 5(d) and 5(e) hereof is expressly conditioned upon the Executive's continued full performance of obligations under Sections 7, 8 and 9 hereof, and the Executive's execution and delivery of a general release in such form as the Company shall require. The Executive agrees that, except as expressly provided in Section 5 with respect to continuation of the Base Amount as expressly provided, no compensation is earned after termination of employment of the Executive for any reason, including as a result of the non-renewal of this Agreement.

         7.       Confidential Information.

         (a) The Executive acknowledges that the Company and its Subsidiaries continually develop Confidential Information, as defined in Section 14 hereof, that the Executive may develop Confidential Information for the Company or its Subsidiaries and that the Executive may learn of Confidential Information during the course of his employment under this Agreement. The Executive will comply with the policies and procedures of the Company and its Subsidiaries for protecting Confidential Information and shall never disclose to any person (except as required by applicable law or legal process or for the proper performance of his duties and responsibilities to the Company and its Subsidiaries, or in connection with any litigation between the Company and the Executive (provided that the Company shall be afforded a reasonable opportunity in each case to obtain a protective order)), or use for his own benefit or gain, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Subsidiaries. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

         (b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Subsidiaries and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Subsidiaries. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive's possession or control.

         8.       Assignment of Rights to Intellectual Property.

         The Executive shall promptly and fully disclose all Intellectual Property (as defined in Section 14 hereof) to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive's full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign such Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to such Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered "work made for hire".

         9.       Restricted Activities.

         The Executive agrees that restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Subsidiaries, and that the agreed restrictions set forth below will not deprive the Executive of the ability to earn a livelihood:

         (a) While the Executive is in the employment of the Company and, after his employment terminates, for the greater of two years or the period during which severance payments of the Base Amount are being made (the "Non-Competition Period"), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the business of the Company or any of its Subsidiaries within any state within the United States, or within any province or other geographic division within any foreign country in which the Company operates retail stores or wholesale distribution outlets or warehouses at the date of termination of employment, or in which the Company has commenced negotiations for or entered into obligations relating to the opening of a retail store or wholesale distribution outlet or warehouse to be opened within the period of this covenant, or undertake any planning for any business competitive with the Company or any of its Subsidiaries. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive with the business of the Company or any of its Subsidiaries as conducted or which has been proposed by management within six months prior to termination of the Executive's employment. Restricted activity also includes without limitation accepting employment or a consulting position with any person who is, or at any time within twelve (12) months prior to termination of the Executive's employment has been, a supplier, licensee or vendor of the Company or any of its Subsidiaries. For the purposes of this
Section 9, the business of the Company and its Subsidiaries shall mean retail or wholesale operations for the sale of groceries and ancillary Products, such as health and beauty aids, vitamins and supplements.

         (b) The Executive further agrees that during the Non-Competition Period or in connection with the Executive's termination of employment, the Executive will not, either directly or through any agent or employee, Solicit any employee of the Company or any of its Subsidiaries to terminate his or her relationship with the Company or any of its Subsidiaries or to apply for or accept employment with any enterprise competitive with the business of the Company, or Solicit any customer, supplier, licensee or vendor of the Company or any of its Subsidiaries to terminate or materially modify its relationship with them, or, in the case of a customer, to conduct with any person any business or activity which such customer conducts or could conduct with the Company or any of its Subsidiaries.

         (c) The provisions of this Section 9 shall not be deemed to preclude the Executive from employment or engagement during the Non-Competition Period following termination of employment hereunder (i) in a business engaged in retail sales, provided such employment or engagement does not otherwise violate the provisions of this Section 9, or (ii) by a corporation, some of the activities of which are competitive with the business of the Company, if the Executive's activities do not relate to such competitive business, and nothing contained in this Section 9 shall be deemed to prohibit the Executive, during the Non-Competition Period following termination of employment hereunder, from acquiring or holding, solely as an investment, publicly traded securities of any competitor corporation so long as such securities do not, in the aggregate, constitute more than 3% of the outstanding voting securities of such corporation.

         (d) Without limiting the foregoing, it is understood that the Company shall not be obligated to continue to make the payments specified in Sections 5(d) and 5(e) in the event of a material breach by the Executive of the provisions of Sections 7, 8 or 9 of this Agreement, which breach continues without having been cured within 15 days after written notice to the Executive specifying the breach in reasonable detail.

         10.      Enforcement of Covenants.

         The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Subsidiaries and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

         11.      Conflicting Agreements.

         The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party's consent.

         12.      Indemnification.

         The Company shall indemnify, defend and hold harmless the Executive to the extent provided for Company executive officers in its then current Certificate of Incorporation or By-Laws, and in any event shall indemnify the Executive to the fullest extent permitted under the Delaware Corporation Law, including an undertaking to advance litigation expenses. The Executive agrees promptly to notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company. The Company agrees to maintain Directors and Officers Liability Insurance for the benefit of Executive, together with all other officers and directors, covering claims made with respect to occurrences during the Term of this Agreement and having coverage and policy limits no less favorable to directors and officers than those in effect at the Effective Date.

         13.      No Duty to Mitigate.

         Following a termination of employment, the Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

         14.      Definitions.

         Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in Section 14 and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:


         (a) A "Change in Control" shall be deemed to have occurred if during the Term hereof (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities in the election of directors; (b) the Company is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter, or (c) during any period of twelve consecutive months, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors. Notwithstanding the foregoing provisions of this Section 14(a), a "Change in Control" will not be deemed to have occurred solely because of (i) the acquisition of securities of the Company (or any reporting requirement under the Act relating thereto) by an employee benefit plan maintained by the Company for the benefit of employees or an acquisition by J.P. Morgan Partners LLC (formerly known as Chase Capital), an investor group that the Executive brings in as part of the proposed capital raising transaction, Michael C. Gilliland, Elizabeth C. Cook or the Executive or their affiliates" or "associates" (as such terms are defined in Rule 12b-2 under the Act) or members of their families (or trusts for their benefit) or charitable trusts established by any of them or other related management group.

         (b) "Confidential Information" means any and all information of the Company and its Subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information not readily available to the public, which, if disclosed by the Company or its Subsidiaries could reasonably be of benefit to such person or business in competing with or doing business with the Company. Confidential Information includes without limitation such information relating to (1) the development, research, testing, manufacturing, store operational processes, marketing and financial activities, including costs, profits and sales, of the Company and its Subsidiaries, (2) the Products and all formulas therefor, (3) the costs, sources of supply, financial performance and strategic plans of the Company and its Subsidiaries, (4) the identity and special needs of the customers and suppliers of the Company and its Subsidiaries and (5) the people and organizations with whom the Company and its Subsidiaries have business relationships and those relationships. Confidential Information also includes comparable information that the Company or any of its Subsidiaries have received belonging to others or which was received by the Company or any of its Subsidiaries with an agreement by the Company that it would not be disclosed. Confidential Information does not include information which (i) is or becomes available to the public generally (other than as a result of a disclosure by the Executive), (ii) was within the Executive's possession prior to the date hereof or prior to its being furnished to the Executive by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (iv) was independently developed the Executive without reference to the Confidential Information.

         (d) "Intellectual Property" means inventions, discoveries, developments, methods, processes, formulas, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive's service that relate to the Products of the Company or any of its Subsidiaries.

         (e) "Products" mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Subsidiaries, together with all services provided to third parties or planned by the Company or any of its Subsidiaries, during the Executive's service; as used herein, "planned" refers to a Product or service which the Company has decided to introduce within six months from the date as of which such term is applied.

         (f) "Subsidiary" of an entity means any corporation or other business organization of which the securities having a majority of the normal voting power in electing the board of directors or similar governing body of such entity are, at the time of determination, owned by such entity directly or indirectly through one or more subsidiaries.

         (g) "Solicit" means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, with respect to any action.

         15.      Withholding.

         The Executive agrees that all payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

         16.      Assignment.

         Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that, in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any other person or transfer all or substantially all of its properties or assets to any other person, the Company shall require such person or the resulting entity to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

         17.      Severability.

         If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         18.      Waiver.

         No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         19.      Notices.

         Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified; provided that, if the receiving party consents in advance, a notice may be given by telecopy or by such other electronic transmission mechanism as may be available to the parties. Notice shall be addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal executive office, attention, Board of Directors, with a copy to General Counsel, or to such other address as either party may specify by notice to the other.

         20.      Entire Agreement.

         This Agreement (including any letters or agreements referred to herein or attached as exhibits hereto) constitutes the entire agreement between the parties and supersedes all prior communications, representations and understandings, whether written or oral and whether express or implied, with respect to the terms and conditions of the Executive's employment.

         21.      Amendment.

         This Agreement may be amended or rescinded only by a written instrument signed by the Executive and by a expressly authorized officer of the Company making specific reference to this Agreement.

         22.      Governing Law, Arbitration and Consent to Jurisdiction.

         (a) This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Colorado, without regard to the conflict of laws principles thereof.

         (b) The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between the Company and Executive), including without limitation, any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (a "Claim"), shall be settled, at the request of any party to this Agreement, by final and binding arbitration conducted in Denver, Colorado. All such Claims shall be settled by one arbitrator in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. Such arbitrator shall be provided through the CFR Institute for Dispute Resolution ("CFR") by mutual agreement of the parties, provided that, absent such agreement, the arbitrator shall be appointed by CFR. In either event, such arbitrator may not have any pre-existing, direct or indirect relationship with any party to the dispute. Each party hereto expressly consents to, and waives any future objection to, such forum and arbitration rules. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by law (including, without limitation, the rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market, if applicable), neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Section.

         (c) Adherence to this dispute resolution process shall not limit the right of the Company or Executive to obtain any provisional remedy, including without limitation, injunctive or similar relief set forth in Section 10 from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement.

         (d) The arbitration procedures shall follow the substantive law of the State of Colorado, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail.

         (e) To the extent a dispute is not to be arbitrated in accordance with the foregoing, each of the Company and the Executive (1) irrevocably submits to the jurisdiction of the United States District Court for the District of Colorado and to the jurisdiction of the state courts of the State of Colorado for the purpose of any suit or other proceeding arising out of or based upon this Agreement or the subject matter hereof and agrees that any such proceeding shall be brought or maintained only in such court, and (2) waives, to the extent not prohibited by applicable law and agrees not to assert in any such proceedings, any claim that it is not subject personally to the jurisdiction of the above-named courts, that he or it is immune from extraterritorial injunctive relief or other injunctive relief, that any such proceeding brought or maintained in a court provided for above may not be properly brought or maintained in such court, should be transferred to some other court or should be stayed or dismissed by reason of the pendency of some other proceeding in some other court, or that this Agreement or the subject matter hereof may not be enforced in or by such court.


         IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized officer, and by the Executive, as of the date first above written.



THE EXECUTIVE:                                  WILD OATS MARKETS, INC.


----------------------                          By:
Perry D. Odak                                       ---------------------------
                                                    Name:
                                                    Title:

                                                                       Exhibit A


                             Statement of Authority


         The Board of Directors of the Company acknowledges that, in connection with the Company's engagement of the Chief Executive Officer to accomplish certain objectives on behalf of the Company and its shareholders, the Chief Executive Officer will require certain authorities to conduct business on behalf of the Company. The purpose of this Statement of Authority is to specify the authorities of the Chief Executive Officer, subject to the Board's reservation of authority to limit or revoke such authority to the extent necessary to comply with the Board's responsibilities under applicable law, including the Company's Certificate of Incorporation and By-Laws ("Applicable Law").

A. The Chief Executive Officer shall have authority with respect to the following matters with the required written concurrence of the Chief Financial Officer:

         1. Capital expenditures within the capital budget up to $1,000,000 per project (or up to $3,000,000 per new store if approved by the Real Estate Committee); provided, that the total value of capital expenditures does not exceed the amount authorized in the budget.

         2. Capital expenditures not in the capital budget up to $350,000 per project, but not over $750,000 in the aggregate. In no event will total capital expenditures exceed the total value of capital expenditures authorized in the capital budget.

         3. Disposal or encumbrance of assets with a book or fair market value of no more than $150,000 per transaction.

         4. Operating leases (within any operating lease budget, if applicable) up to a total commitment of $500,000 per transaction.

         5. Operating leases not in operating lease budget, with a total commitment of $150,000 per year in total commitment per lease with a term not to exceed five years, but not over $450,000 annually in the aggregate.

         6. Administration of the details of the Company's compensation program (applying its general compensation philosophy as previously developed) for all employees (other than those at or above the level of officer or any other employees with annual compensation in excess of $200,000).

         7. Administration of the employee benefits program, including approval of changes with an aggregate annual cost up to $300,000.

         8.      a. Execution of contracts within the ordinary course with an individual value of up to $500,000 that do not require special approval under Section B.1 below.

                 b. Other non-ordinary payments in an amount up to $150,000 that also do not require special approval under Section B.1 below.

         9. Primary responsibility for negotiation of financing transaction involving investment of approximately $35-$50 million of new equity in the Company.

               Notwithstanding the foregoing, the authorities described in this Section A will be subject to Board approval (i) to the extent specifically covered in Section B below, (ii) to the extent that the exercise of the authority directly affects the Chief Executive Officer personally (other than where the Chief Executive Officer is affected only incidentally by a decision affecting all employees generally), or (iii) to the extent that Board approval is required under Applicable Law.

B. The Board of Directors of the Company retains authority with regard to the following matters:


         1.    Any transaction involving:

                  a. The sale or encumbrance of assets with a book value over
                     $150,000.

                  b. The sale of stock or assets of a subsidiary.

                  c. The acquisition of stock or assets of another company.

                  d. Loans in excess of $30,000 made outside the ordinary course of business not to exceed $150,000 outstanding at any time.

                  e. A single purchase of inventory in excess of $5 million or any opening of letters of credit in excess of $2 million (individually or in the aggregate).

                  f. Transactions with any parties related to any officer of the
                     Company.

                  g. The sale or purchase of the Company's capital stock.

                  h. The declaration and payment of dividends.

                  i. The approval of any other contract (including all real
                     property leases, joint venture, partnership or similar contracts with vendors) with a value in excess of $250,000 per year or any other non-ordinary course payment or purchase orders (including the settlement of litigation claims involving payments by the Company) in excess of $150,000.

         2. All matters not specified in Section A above which require approval of the Board of Directors under Applicable Law, including the approval of the above specification of authorities.

C. The Chief Executive Officer will cause to be provided to the Board a comprehensive review of the following matters on a regular basis, or more often if issues create the need:

         1.    As soon as practical:

                  a. Status of material tax matters as they arise.

                  b. Status of material legal matters as they arise.

                  c. Any material change in vendor relations.

                  d. Any material change in the operating or financial
                     performance of the Company.

                  e. Any contact made by potential  buyers who may be interested in  purchasing  the Company and/or its assets.

                  f. Notices of default or acceleration under loan agreements, notes or significant contract.

         2.       Monthly:

                  a. Financial and operating results, including management's analysis in writing.

                  b. Update/reconciliation of actual vs. budgeted capital
                     expenditures.

         3.       Quarterly:

                  a. Status of legal matters.

                  b. Competition update.

                  c. Information systems

                  d. Report on all banking relationships.

         4.       Annually:

                  a. Independent accountant management letters.

                  b. Other tax matters.

                  c. Officers salary, bonus and wages adjustment and/or
                     recommendations.

                  d. Property/casualty and employee benefit insurance programs.

                  e. Advertising and public relations programs.

                  f. Officer performance appraisals.

                  g. Union relationships.